NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
August 18, 2006	Investor Relations Dept.
(800) 536-7453
TORCH ENERGY ROYALTY TRUST DECLARES
THIRD QUARTER 2006 DISTRIBUTION
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced a cash distribution of 14.3 cents per unit, payable on September 11, 2006 to unitholders of record on August 31, 2006. This cash distribution is attributable to second quarter 2006 production from the underlying properties of the Trust.
Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field and infill wells, was 460,626 Mcf of gas and 3,945 Bbls of oil for the second quarter of 2006. Production attributable to the Trust’s net profits interests in the Robinson’s Bend field was 428,437 Mcf of gas for the quarter.
The average price attributable to production (excluding the Robinson’s Bend field) during the quarter ended June 30, 2006 was $4.29 per Mcf of gas after deducting gathering fees and $63.95 per Bbl of oil. Because the Trust’s index price for gas exceeded $2.22 per MMBtu during the second quarter, Torch Energy Marketing, Inc. (“TEMI”) was entitled to deduct 50% of such excess (“Sharing Price Adjustment”) in calculating the purchase price for production. The Sharing Price Adjustment for production attributable to the underlying properties in all four fields during the quarter ended June 30, 2006 was $1.8 million. Additionally, TEMI accrues price credits as a result of its obligation to purchase gas for the minimum price of $1.80 per MMBtu. TEMI is entitled to recoup such credits in future periods when the Trust’s index price exceeds the minimum price. As of June 30, 2006, TEMI has no accrued price credits.
The Trust received no payments with respect to the Robinson’s Bend field during the quarter ended September 30, 2006. In calculating Robinson’s Bend field net proceeds pertaining to the quarter ended June 30, 2006 production, costs and expenses exceeded revenues, net to the Trust, by approximately $190,000. Neither the Trust nor unitholders are liable to pay such deficit. However, the Trust will receive no payments with respect to the Robinson’s Bend field until future proceeds exceed the sum of future costs and expenses and the cumulative excess of such costs and expenses, including interest (“Robinson’s Bend Cumulative Deficit”). As of September 30, 2006, the Robinson’s Bend Cumulative Deficit was approximately $190,000.

The Trust will terminate upon the first to occur of: (i) an affirmative vote of the holders of not less than 66-2/3% of the outstanding units to liquidate the Trust; (ii) such time as the ratio of the cash amounts received by the Trust from the net profits interests to administrative costs of the Trust is less than 1.2 to 1.0 for three consecutive quarters; (iii) March 1 of any year if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the net profits interests on the preceding December 31, are less than $25.0 million; or (iv) December 31, 2012.
As of August 18, 2006, the Trust has not terminated as none of the aforementioned events have occurred. The pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the net profits interests as of December 31, 2005 was approximately $60.8 million. Such estimate was prepared pursuant to Securities and Exchange Commission guidelines and utilized an unescalated Henry Hub spot price for natural gas on December 31, 2005 of $10.08 per MMBtu.
Based on oil and gas reserve estimates at December 31, 2005 prepared by independent reserve engineers, Torch projects that unless the Henry Hub spot price for natural gas on December 31, 2006 exceeds $6.25 per MMBtu, the Trust will terminate on March 1, 2007. Upon termination of the Trust, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the Units.
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 99% of the estimated reserves are gas.
Torch is a privately held, Houston-based company incorporated in 1981. It is the parent company of Torch Energy TM, Inc., Torch Energy Services Inc., Torch Energy Marketing Inc., Torch E&P Company and the general partner of Resaca Exploitation, L. P. Torch has a long history of owning, operating and maximizing value from large oil and gas projects. During its history, Torch has been directly responsible for the investment and management of over $3 billion in the energy industry.
Additional Information Concerning Torch, the Administrative Services Provider:
Torch Energy Advisor Incorporated (the administrative service provider of the Trust) and its subsidiaries are a party to an administrative services agreement whereby Torch and its subsidiaries provide certain administrative and related services to the Trust. See Item 13 – Administrative Services Agreement of the Form 10-K for the period ended December 31,

2005. If Torch and its subsidiaries or TEMI were to become unable to meet their obligations to the Trust, such inability might have a material adverse effect on the operations of the Trust.
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST
QUARTER ENDED SEPTEMBER 30, 2006 DISTRIBUTION (1)

	Chalkley,
	Cotton Valley
	and	Robinson’s
	Austin Chalk	Bend
	Fields	Field	Total
MCF
Chalkley	270,463	—
Cotton Valley	147,007	—
Austin Chalk	43,156	—
Robinson’s Bend	—	428,437

	460,626	428,437

BBLS
Chalkley	1,024	—
Cotton Valley	393	—
Austin Chalk	2,528	—
Robinson’s Bend	—	—

	3,945	—

Average price
Per MCF (after gathering fees)	$4.29	$3.82
Per BBL	$63.95	$0.00

Gas revenues, net of gathering fees	$1,974,801	$1,636,113
Oil revenues	252,278	—

	2,227,079	1,636,113

Lease operating expenses	479,797	1,550,913
Severance taxes	171,906	137,852

	651,703	1,688,765

Net proceeds before capital expenditures	1,575,376	(52,652)

Capital expenditures	8,733	137,282

Net proceeds	1,566,643	(189,934)
Net profits percentage	95.00%	N/A

Net profits income	1,488,310	—	1,488,310

Infill Well Proceeds (Cotton Valley Fields)			—
General and administrative expenses			(258,510)

Distribution			$1,229,800

Distribution per unit			$0.1430

(1)	The quarter ended September 30, 2006 distribution mainly pertains to production during the quarter ended June 30, 2006.